Exhibit 99.1

Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN, INC. TO ACQUIRE GRACE PACIFIC CORPORATION

Two Kama’aina Firms to Join Forces

•                  Increases A&B’s investment in Hawaii’s growing development and construction sector

•                  Complements A&B’s real estate and land stewardship activities

•                  Further strengthens A&B’s financial profile and flexibility

•                  Modest quarterly dividend expected to be initiated

Honolulu (June 6, 2013) — Alexander & Baldwin, Inc. (NYSE:ALEX) (“A&B” or “Company”) and Grace Pacific Corporation (“Grace”) today announced that they have entered into a definitive merger agreement for A&B to acquire the privately held Grace for a combination of stock and cash valued at $235 million. A&B also will be assuming projected net debt of approximately $42 million at closing. Grace is the State’s preeminent infrastructure company, providing aggregate, hot mix asphalt and road construction and paving services. Grace was founded in Hawaii in 1931, and its operations are based exclusively in Hawaii.

“A&B has long been involved in building communities in Hawaii. The addition of Grace to the Company will extend our capabilities to encompass infrastructure development and replacement work, for which we see a steady and growing need in Hawaii. Grace’s strong, difficult-to-replicate business model, diverse payer base and steady and growing cash flows will increase our local market presence, provide A&B with additional financial capacity to execute on new real estate opportunities in Hawaii, and allow us to initiate a modest quarterly cash dividend,” said Stanley M. Kuriyama, A&B’s chairman and chief executive officer.

“The opportunity to acquire a leading materials and infrastructure firm represents not only an attractive investment in its own right, but an ideal complement to our existing Hawaii-focused real estate business,” continued Kuriyama. “There are very few opportunities to acquire a business in Hawaii that is as large and successful as Grace and we look forward to this next important step in the future growth and success of Alexander & Baldwin.”

“Given our strong financial performance as an independent, employee-owned entity, we were not actively looking to sell Grace,” noted David C. Hulihee, chairman and chief executive officer of Grace Pacific Corporation. “However, by joining forces with A&B, we will be better able to leverage our combined market knowledge, expertise, asset base and financial strength to capitalize on growth opportunities presented by the improving performance of Hawaii’s economy. An equally important consideration for the Grace shareholders and our employees is that Grace is being acquired by a 142-year old Hawaii-based and managed company that has the highest reputation for integrity and commitment to our community. It is doubtful we would have even considered a sale to another company were it not for the respect and confidence we have in A&B and its leadership team and their ability to embrace Grace’s Hawaiian roots and corporate culture.”

Grace has approximately 550 employees and 135 shareholders. Seventy-one percent of Grace’s shares are held by five shareholders, including A&B Director Walter Dods, who owns about 12% of Grace. Another A&B director, Jeff Watanabe, holds a 1% interest in Grace. The transaction was unanimously approved by special committees and the boards of directors of each company, consisting of directors who did not have interests in Grace.

Subsequent to closing, A&B anticipates that it will initiate a quarterly cash dividend of $0.04 per share, subject to board approval.

Hawaii’s outlook for infrastructure construction is positive resulting from both announced infrastructure replacement projects and anticipated commercial and residential development activities. The Honolulu City & County, for example, recently announced its intent to perform $120 million to $150 million in road repairs to the city’s streets in each of the next five years. Grace’s revenue increased by over 20% for the six months ended March 31, 2013, compared to the same period last year, reflecting this growth. (Grace has a fiscal year of October 1 to September 30.)

As measured by revenue, Grace is one of Hawaii’s largest construction firms. Grace’s trailing 12-month revenue through March 31, 2013 totaled $212 million. Grace’s vertically integrated, wholly-owned and joint venture operations include quarries on Oahu and Molokai, a liquid asphalt import terminal on Oahu, and hot mix and paving operations on all of Hawaii’s major islands. Grace provides paving services to a wide variety of customers, including federal, state and county governments, private developers and other construction firms. Grace’s operations also include Hawaii’s largest road safety and transportation construction services contractor and Hawaii’s only precast/prestressed concrete building materials manufacturer. Grace also currently owns and operates Mid Pac Petroleum, a fuel distribution and retailing company, which will be spun off to Grace’s existing shareholders prior to the close of the transaction and, thus, will not be acquired by A&B. Jim Yates will continue to serve as Mid Pac Petroleum’s president and chief executive officer post spin-off. (All financial and other information for Grace contained in this release excludes Mid Pac Petroleum.)

In addition to leveraging Hawaii’s prospects for growth in development and infrastructure construction, A&B is expected to benefit from:

•                  Grace’s unique assets, which include fee simple ownership of 800 acres in Hawaii, encompassing 532 acres on Oahu’s growing leeward coast. The Oahu landholdings include a 50-acre former processing site located in the heart of Oahu’s second city, Kapolei, with mid-term redevelopment potential. Grace’s Makakilo, Oahu quarry facility is nearing completion of a multi-year, $30 million capital improvement program, including three new crushing and finishing plants, which is expected to result in greater operational efficiencies going forward. The Oahu quarry reserves are adequate to meet most of Grace’s projected needs for at least two decades.

•                  Grace’s significant, reliable and growing cash flow stream, which will not only enhance A&B’s ability to expand its real estate investment activities in Hawaii, but will enable A&B to initiate a quarterly dividend.

•                  Grace’s expanded opportunities for growth that will be further enhanced by leveraging A&B’s strong balance sheet and relationships.

•                  Grace’s expertise in quarry management and operations, which is expected to help A&B realize greater value, over time, from quarries it already owns on Maui and Kauai.

•                  Grace’s modest capital needs over the next several years, due to the completion of the recent capital investments made by Grace in its business.

No reduction in Grace’s workforce is anticipated as a result of the transaction, and David Hulihee will continue to serve as Grace’s chief executive officer.

Transaction Terms

The purchase price of $235 million is subject to adjustment at closing. Consideration will consist of 85% A&B common stock and 15% cash, subject to adjustment at closing. A&B also will assume approximately $42 million of debt, net of cash on hand, at closing. The number of A&B shares to be issued at closing will be determined by the 20-day volume weighted average price of A&B shares shortly prior to closing, subject to a $31.50 to $37.50 collar. Accordingly, A&B will issue at closing not more than approximately 6.34 million shares and not less than approximately 5.33 million shares. Approximately 71% of the shares issued at closing will be subject to a six-month lockup from the closing date. The transaction is expected to be accretive to A&B’s per share earnings for the first full year following closing.

The transaction is subject to the filing and effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission, the satisfaction of customary closing conditions and approval of both parties’ shareholders. Grace shareholders owning approximately 71% of Grace shares have agreed to vote in favor of the transaction. The transaction is expected to be completed in the fourth quarter of 2013.

Webcast

The Company will host a webcast on Friday, June 7, 2013, at 8:00 a.m. Eastern Daylight Time, to discuss the transaction. The webcast presentation will be followed by questions from investors invited to participate in the interactive portion of the discussion. Parties listening via the webcast will be in a “listen-only” mode. Access to the webcast will be via a link called “Grace Pacific Corporation Transaction” on the home page and the investor relations page of A&B’s corporate website at www.alexanderbaldwin.com. Presentation slides will be available for download from A&B’s website at 7:30 a.m. EDT.

About Alexander & Baldwin, Inc.

Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and is one of the state’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising eight million square feet of leasable space in Hawaii and on the U.S. mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

About Grace Pacific Corporation

One of Hawaii’s largest locally owned construction companies and its largest asphalt paving contractor, Kapolei-based Grace Pacific Corporation has roughly 550 employees and an 88-year history of serving Hawaii. Throughout the years, Grace Pacific has constructed and maintained the roads and highways that have become an integral part of Hawaii’s transportation infrastructure. Grace Pacific also offers a wide range of construction-related materials and services including prestressed and precast concrete products, metal framing systems for construction, custom specialty signage, and traffic and roadway safety products. Additional information about Grace Pacific may be found at www.gracepacificcorp.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance.

This release should be read in conjunction with of Alexander & Baldwin, Inc.’s 2012 Annual Report on Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

Participants in Solicitation

Alexander & Baldwin and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of A&B shareholders that will be held, at which shareholders will be asked to consider the proposed issuance of A&B shares in the transaction. Information about Alexander & Baldwin’s directors and executive officers and their ownership of Alexander & Baldwin’s common stock is set forth in the proxy statement for Alexander & Baldwin’s Annual Meeting of Shareholders, which was filed with the SEC on April 2, 2013. Shareholders may obtain additional information regarding the interests of Alexander & Baldwin, Inc. and its directors and executive officers in the proposed transaction, which may be different than those of A&B’s shareholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed transaction, when filed with the SEC.

Where to Find Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. A&B will file a registration statement on Form S-4 that includes a proxy statement/prospectus and other relevant documents in connection with the proposed transaction. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE COMPANY AND GRACE. Investors may obtain a free copy of the proxy statement/prospectus and other filings containing information about the proposed transaction, the Company and Grace, free of charge, at the website maintained by the SEC at www.sec.gov after such documents have been filed with the SEC. In addition, after such documents have been filed with the SEC, copies of the proxy statement/prospectus and other filings containing information about the proposed transaction, the Company and Grace can be obtained without charge by sending a request to Alyson J. Nakamura, A&B corporate secretary, c/o A&B Law Department, 822 Bishop Street, Honolulu, Hawaii 96813; or by accessing them on the Company’s web site at http://www.alexanderbaldwin.com.

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